SCHEDULE 14A INFORMATION

        Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2)}
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

             PEOPLES TELEPHONE COMPANY, INC.
     {Name of Registrant as Specified in its Charter}


(Name of Persons(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1),
     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
[ ]  Fee computed on the table below per Exchange Act Rules (14a-6
     (i)(4).
     1) Title of each class of securities to which transaction applies:
     2) Aggregate number of securities to which transaction applies:
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determine):
     4)   Proposed maximum aggregate value of transaction:
     5)   Total fee paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check ox if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1)   Amount Previously Paid:
     2)   Form, Schedule or Registration Statement No:
     3)   Filing Party:
     4)   Date Filed:

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             PEOPLES TELEPHONE COMPANY, INC.
      NOTICE OF 1996 ANNUAL MEETING OF SHAREHOLDERS

               To Be Held On July 15, 1996


 TO THE SHAREHOLDERS OF PEOPLES TELEPHONE COMPANY, INC.:

     The Annual Meeting of Shareholders of PEOPLES TELEPHONE COMPANY, INC., a New York corporation (the "Company"), will be held at the Radisson Mart Plaza Hotel at 711 Northwest 72nd Avenue, Miami, Florida 33126, on July 15, 1996, at 10:00 a.m., for the following purposes:

1. To elect three persons to the Company's Board of Directors (with the holders of Common Stock and Series C Cumulative Convertible Preferred Stock voting together as a single class), as more fully described in the accompanying Proxy Statement, to hold office until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified; and

2. To transact all other business that may properly come before the meeting and all adjournments of the meeting.

     Pursuant to the terms of the Company's Series C Cumulative Convertible Preferred Stock (the "Preferred Stock"), the holders of the Preferred Stock are entitled to vote on all matters submitted to the shareholders for a vote together with the holders of the Common Stock, voting together as a single class, with each share of Common Stock entitled to one vote per share and each share of Preferred Stock entitled to one vote for each share of Common Stock issuable upon the conversion of the Preferred Stock as of the record date. As of the close of business on June 3, 1996, the record date for the meeting, each share of Preferred Stock was convertible into 19.04762 shares of Common Stock.

     Whether or not you expect to be present at the meeting, please sign, date and return the enclosed proxy in the enclosed envelope as promptly as possible.

                         By Order of the Board of Directors

                         /s/ Francis J. Harkins

                         Francis J. Harkins, Secretary

June 11, 1996

THIS IS AN IMPORTANT MEETING AND ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND IN PERSON SHOULD PROMPTLY EXECUTE AND RETURN THE ENCLOSED
PROXY CARD. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

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                [INSERT BLANK PAGE HERE]
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             PEOPLES TELEPHONE COMPANY, INC.
                     PROXY STATEMENT
                _______________________

           1996 ANNUAL MEETING OF SHAREHOLDERS

               To Be Held On July 15, 1996
                _______________________

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Peoples Telephone Company, Inc., a New York corporation (the "Company"), of proxies from the holders of common stock, par value $.01 per share ("Common Stock") and Series C Cumulative Convertible Preferred Stock, par value $.01 per share ("Preferred Stock"), of the Company for use at the 1996 Annual Meeting of Shareholders of the Company (the "Annual Meeting") and at any adjournments or postponements of the Annual Meeting.

     The Annual Meeting will be held at the Radisson Mart Plaza Hotel at 711 Northwest 72nd Avenue, Miami, Florida 33126, on July 15, 1996, at 10:00 a.m. The Company's 1995 Annual Report to Shareholders accompanies this Proxy Statement but does not form a part of this Proxy Statement. It is expected that this Proxy Statement and a proxy will be mailed to the shareholders of the Company on or about June 14, 1996. The principal executive offices of the Company are located at 2300 N.W. 89th Place, Miami, Florida 33172.

           OUTSTANDING STOCK AND VOTING RIGHTS

     On July 19, 1995, the Company issued to UBS Partners, Inc. ("UBS Partners") 150,000 shares of Preferred Stock for gross proceeds of $15.0 million (the "Preferred Stock Investment"). Pursuant to the terms of the Preferred Stock, the holders of the Preferred Stock are currently entitled to elect two members of the Board of Directors of the Company. The terms of the Preferred Stock also provide that as long as the Preferred Stock is entitled to elect at least one director, the Board of Directors shall consist of no more than six directors.
UBS Partners has indicated to the Company that it intends to re-elect Mr. Charles J. Delaney and Mr. Justin S. Maccarone to serve on the Board of Directors of the Company.

     The holders of the Preferred Stock are entitled to vote on all matters submitted to the shareholders of the Company for a vote together with the holders of the Common Stock, voting together as a single class, with each share of Common Stock entitled to one vote per share and each share of Preferred Stock entitled to one vote for each share of Common Stock issuable upon conversion of the Preferred Stock.

     In accordance with the Bylaws of the Company, the Board of Directors has fixed the close of business on June 3, 1996 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record at the close of business on that date will be entitled to vote. Each shareholder who submits a proxy on the accompanying form has the power to revoke it by notice of revocation directed to the proxy-holders or to the Company at any time before it is voted. Unless authority is withheld, proxies which are properly executed will be voted for the proposal set forth on the proxies. Although

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

a shareholder may have given a proxy, the holder may nevertheless attend the meeting, revoke the proxy and vote in person. As of the date of this Proxy Statement, the Board of Directors knows of no business other than the election of directors which is to be submitted to the shareholders of the Company at the Annual Meeting.

     At the close of business on June 3, 1996, there were 16,194,684 shares of Common Stock outstanding and 150,000 shares of Preferred Stock (convertible into 2,857,143 shares of Common Stock) outstanding. Every holder of record of Preferred Stock or Common Stock of the Company at the close of business on June 3, 1996 is entitled to notice of the meeting and to vote, in person or by proxy, 19.04762 votes for each share of Preferred Stock and one (1) vote for each share of Common Stock, as the case may be, held by such holder. A majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at the Annual Meeting. Under the laws of the State of New York (in which the Company is incorporated), the election of directors requires the affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote thereon. For purposes of determining whether the proposal has received a majority vote, abstentions will not be included in the vote totals and, in instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so called "broker non-votes"), those votes will not be included in the vote totals. However, abstentions and broker non-votes will be counted in the determination of a quorum.

                        PROPOSAL 1

                  ELECTION OF DIRECTORS

     As discussed under "Outstanding Stock and Voting Rights," the holders of the Preferred Stock have the right to elect two of the
directors of the Company.   With regard to the remaining directors, the
Board of Directors has nominated the three persons listed below to serve as directors of the Company until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified. Proxies cannot be voted for more than three persons. With the exception of Mr. Robert E. Lund and Mr. E. Craig Sanders, none of the nominees listed below or the directors elected by the holders of the Preferred Stock is a current or former employee of the Company or its subsidiaries. It is intended that proxies will be voted for the nominees listed below, all of whom are presently serving as directors of the Company.

     To the best of the Company's knowledge, each of the nominees for director is able and intends, if elected, to serve on the Board of Directors. If, prior to the Annual Meeting, any of the nominees should become unable to serve for any reason, the persons named as proxies will have full discretion to vote for all other persons who are nominated. The names and ages of, and certain other information about, the nominees for election are set forth below:

     Jody Frank, age 44, has served as a director of the Company and its predecessor since September 1986. Since February 1990, he has been a vice president of Shearson Lehman and, after Smith Barney Inc.
acquired the assets of Shearson Lehman in 1994, Smith Barney Inc.

     Robert E. Lund, age 52, was elected as a director of the Company in May 1994. He served as Chief Executive Officer of the Company from November 1995 until May 1996 and as President from February 1996 until May 1996. From September 1990 to February 1992, Mr. Lund was Chairman and Chief Executive Officer of International Telecharge, Inc., a telecommunications company. From February 1993 until October 1994 (when Newtrend, L.P. was sold), Mr. Lund served as Chief Operating Officer of Newtrend, L.P., a provider of software and professional services. From December 1994 through December 1995, Mr. Lund served as President and Chief Executive Officer of S2 Software, Inc., a Dallas, Texas software company.

     E. Craig Sanders, age 51, has served as President, Chief
Executive Officer and a director of the Company since May 1996. From 1995 to 1996, Mr. Sanders was a partner of PSN Ventures, L.L.C., a company which identifies investment opportunities in the telecommunications industry. From 1994 to 1995, Mr. Sanders served as Chairman and Executive Officer of Matrix Telecom, Inc., a privately held long distance company. From 1982 to 1994, Mr. Sanders was an employee of Sprint Corporation, and held the office of Senior Vice President for Product Management from 1991 until his departure in 1994.

     The Board of Directors recommends a vote FOR the proposal to elect the three nominees to the Board.

     As discussed under "Outstanding Stock and Voting Rights" above, the holder of the Preferred Stock has indicated to the Company that it intends to re-elect Mr. Charles J. Delaney and Mr. Justin S. Maccarone to serve as directors of the Company. Certain information about Messrs. Delaney and Maccarone is set forth below:

     Charles J. Delaney, age 36, has served as a director of the Company since July 1995. Mr. Delaney has been President of UBS Capital Corporation, a wholly-owned subsidiary of Union Bank of Switzerland, and an affiliate of UBS Partners ("UBS Capital"), since January 1993 and Managing Director in charge of the Leveraged Finance Group of the Corporate Banking Division of Union Bank of Switzerland since May 1989. Prior to May 1989, Mr. Delaney was Vice President of Marine Midland Bank, N.A. Mr. Delaney is also a director of Specialty Foods Corporation, SDW Holding Corporation and RU Corporation.

     Justin S. Maccarone, age 37, has served as a director of the Company since June 1996. Mr. Maccarone has been a Managing Director of UBS Capital, LLC since 1993 and, before that time, was a Senior Vice President of GE Capital Corporation.

           MEETINGS AND COMMITTEES OF THE BOARD

     Twenty-three meetings of the Board of Directors were held during 1995. Except for Charles Delaney, each of the directors of the Company participated, during the period of 1995 when he was a director, in at least 75% of the total of the meetings of the Board of Directors and the meetings of the committees on which the Board member served. Mr. Delaney participated in four out of the nine meetings of the Board held during his tenure as a director in 1995.

     The Compensation Committee held three meetings during 1995. The Compensation Committee's responsibilities include, among other things, recommending salary adjustments, establishing bonuses and granting options to employees. No additional fees were paid to directors for serving on the Compensation Committee in 1995. The members of the Compensation Committee are Messrs. Delaney, Frank and Maccarone.

     The Audit Committee held three meetings during 1995. The Audit Committee's responsibilities include, among other things, recommending independent auditors to the Board, reviewing the scope of audit functions of the independent auditors and reviewing audit reports rendered by the independent auditors. The members of the Audit
Committee are Messrs. Delaney, Lund and Maccarone.

     The Nominating Committee held one meeting during 1995. The responsibilities of the Nominating Committee include the recommendation of candidates for nomination as directors of the Company. The Nominating Committee will consider nominees recommended by shareholders. Nominees for election at the 1997 Annual Meeting of Shareholders should be submitted to the Board of Directors not later than December 31, 1996. The full Board of Directors acted as the Nominating Committee with respect to the nomination of directors for the 1996 Annual Meeting of Shareholders.

Directors Compensation

     For 1996, all directors will receive, as compensation for serving on the Board of Directors, $500 per person for each meeting attended telephonically and $1,000 per person for each meeting attended in person. Upon election (or re-election) by the shareholders of the Company at an annual meeting of shareholders, pursuant to the terms of the Company's 1993 Non-Employee Director Stock Option Plan, each non-employee director of the Company receives an option to purchase
10,000 shares of Common Stock of the Company. Non-employee directors who are chosen to fill a newly created directorship or vacancy in the Board of Directors are also granted an option to purchase 10,000 shares of Common Stock of the Company. The exercise price of any option granted to directors is the fair market value of the Common Stock of the Company on the date the option is granted. All of the directors of the Company are reimbursed for all travel and other expenses incurred in attending meetings.

     In addition to the standard director compensation described above, certain directors of the Company received compensation for consulting services or for serving on the Board in 1995 in the form of cash payments and/or grants of options. Jody Frank received $20,000 in 1995 for consulting fees and, pursuant to an agreement with the Company, $10,000 for service on the Board of Directors. Former director Bernard M. Frank received a total grant of 32,500 options in 1995. Bernard M. Frank is the father of current director Jody Frank. Former director Ronald Gelber received $16,000 (representing a monthly fee of $2,000 per month for serving as the Chairman of the Audit Committee) and a total grant of 32,500 options in 1995. Chairman of the Board and former Chief Executive Officer of the Company Jeffrey Hanft received $500,000 in 1995 pursuant to an employment agreement with the Company, the terms of which are described elsewhere in this Proxy Statement. See "Employment Agreements."

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                      AND MANAGEMENT

     The following table sets forth certain information concerning the beneficial ownership of the Common Stock of the Company as of June 3, 1996 (except as otherwise indicated) by (i) each person known by the Company to beneficially own more than five percent of the outstanding Common Stock of the Company, (ii) each current director and nominee for director of the Company, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company, as a group. Except as otherwise indicated, the persons named in the table have the sole voting and investment power with respect to the shares shown as beneficially owned by them.

                              Amount and Nature           Percent
Name of Beneficial Owner   of Beneficial Ownership(1)     of Class
_______________________    __________________________     ________

Charles J. Delaney              -                            -

Jody Frank                   224,262(2)(3)                 1.38%

Jeffrey Hanft                595,362(2)(4)                 3.59%

Robert E. Lund               51,350(2)                      *

Justin S. Maccarone             -                            -

E. Craig Sanders                -                            -

Bonnie S. Biumi              100,000(5)                     *

Lawrence T. Ellman           45,000(5)                      *

Bruce W. Renard              144,167(5)                     *

All directors and            1,160,141(2)(3)(4)            6.75%
executive officers            (5)
as a group
(9 persons) (6)

Creditanstalt                850,000(7)(8)                 5.03%
 American Corp.
245 Park Avenue
New York, New York
10167

Heartland Group              3,644,600(7)                  22.50%
790 N. Milwaukee St.
Milwaukee, Wisconsin
53202

Kayne Anderson Investment    1,023,200(7)                  6.32%
Management, Inc.
1800 Avenue of Stars
Los Angeles, California
90067
________________________
*  Less than one percent.
(footnotes on next page)

                             Amount and Nature             Percent
Name of Beneficial Owner     of Beneficial Ownership(1)    of Class
_______________________      __________________________    ________


UBS Partners, Inc.
299 Park Avenue
New York, New York 10171      2,887,143(7)(9)               15.13%

Wellington Management
Company
75 State Street
Boston, Massachusetts
 02109                        1,671,690(7)                  10.32%

Robert D. Rubin               248,883(10)                   1.52%

Richard F. Militello          93,400(11)                    *

_________________________
*    Less than one percent.


(1) Includes shares of Common Stock issuable upon the exercise of stock options, which are exercisable within 60 days of June 3, 1996.

(2) Includes options to purchase shares of Common Stock granted to the following directors: 115,000 to Jody Frank (at an average exercise price of $8.49 per share); 392,500 to Jeffrey Hanft (at an average exercise price of $8.30 per share); and 40,000 to Robert E. Lund (at an average exercise price of $7.84 per share).

(3) Includes 40,050 shares of Common Stock in a voting trust of which Jody Frank is the beneficial owner. Also includes 3,812 shares owned by Jody Frank as custodian for Aaron Frank, Rebekah Frank and Lucy Frank, Mr. Frank's minor children.

(4) Includes 11,980 shares of Common Stock held by Rikki Hanft, the minor daughter of Jeffrey Hanft.

(5) Includes options to purchase 289,167 shares of Common Stock granted under the Company's stock option plans to the following executive officers: 100,000 to Bonnie S. Biumi (at an average exercise price of $5.69 per share; 45,000 to Lawrence T. Ellman (at an average exercise price of $5.69 per share); and 144,167 to Bruce W. Renard (at an average exercise price of $5.80 per share).

(6)  Charles J. Delaney, Jody Frank, Jeffrey Hanft,  Robert E.
     Lund, Justin S. Maccarone, E. Craig Sanders, Bonnie S. Biumi, Lawrence T. Ellman, and Bruce W. Renard.

(7) Information provided by Schedule 13D and/or 13Gs filed by such persons. The Company has not independently verified such information.

(8) Represents currently exercisable warrants received in connection with a previous credit facility between the Company and Creditanstalt-Bankverein (of which Creditanstalt American Corporation is a wholly-owned subsidiary) and 150,000 shares of Common Stock obtained upon the exercise of warrants in connection with a previous credit facility. The currently exercisable warrants expire March 12, 2000 and are exercisable for 700,000 shares of Common Stock or the Company's Series B Preferred Stock at a price of $5.25 per share. Each share of Series B Preferred Stock is convertible into one share of Common Stock. See "Certain Relationships and Related
     Transactions."

(9) Includes: (i) options to acquire 30,000 shares of Common Stock of the Company at an average exercise price of $4.17, held for the benefit of UBS Partners by former director Jeffrey Keenan and current directors Charles Delaney and Justin Maccarone; and (ii) 2,857,143 shares of Common Stock issuable upon conversion of 150,000 shares of Preferred Stock currently outstanding. All of the outstanding Preferred Stock is owned by UBS Partners (a wholly-owned subsidiary of Union Bank of Switzerland).

(10) Includes options to purchase 133,333 shares of Common Stock granted under the Company's stock option plans to Robert D.
     Rubin, a former executive officer, at an average exercise price of $8.50 per share.

(11) Includes 5,625 shares of Common Stock owned by Richard F.
     Militello as custodian for Laura Militello, Sara Militello and Michael Militello, his minor children.

Ownership and Transaction Reports

     Under Section 16 of the Securities Exchange Act of 1934, the Company's directors and certain of its officers, and beneficial owners of more than 10% of the outstanding Common Stock, are required to file reports with the Securities and Exchange Commission concerning their ownership of and transactions in Common Stock; such persons are also required to furnish the Company with copies of such reports. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and related information furnished to the Company, the Company believes that all such filing requirements were complied with in a timely manner with respect to 1995.

                    EXECUTIVE OFFICERS

     The principal occupation of each executive officer (other than Mr. Sanders) for at least the last five years is set forth below:

     Bonnie S. Biumi, age 34, joined the Company in July 1994.
Since that time she has served as Chief Financial Officer and, since February 1996, has also served as an Executive Vice President.
Prior to joining the Company, Ms. Biumi was a Senior Manager with Price Waterhouse LLP in Miami, Florida. Ms. Biumi is a certified public accountant.

     Lawrence T. Ellman, age 44, joined the Company in June 1994 as President of its Pay Telephone Division and held that office until February 1996. Since that time he has served as Executive Vice

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

President -- Sales. From 1990 until joining the Company, Mr. Ellman was President of Atlantic Telco Joint Venture, an independent public pay telephone operator acquired by the Company in June 1994. For approximately eight years prior thereto, he was Executive Vice President and Chief Financial Officer of American Potomac Distributing Company, a beverage distributor.

     Bruce W. Renard, age 42, joined the Company as General Counsel and Vice President -- Regulatory Affairs in January 1992 and, since February 1996, has served as General Counsel and Executive Vice President -- Legal & Regulatory Affairs/Carrier Relations. From September 1, 1991 to December 31, 1991, Mr. Renard was a sole practitioner specializing in legal and regulatory consulting services to the telecommunications and utility industries. From August 1984 to September 1991, Mr. Renard was a partner with the Florida law firm of Messer, Vickers, Caparello, French and Madsen, managing the utility and telecommunications law sections of the firm. Prior to that time, Mr. Renard served as Associate General Counsel for the Florida Public Service Commission.


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                  EXECUTIVE COMPENSATION

     The following table sets forth, for the fiscal years ended
December 31, 1995, 1994 and 1993, the compensation paid by the Company to its Chief Executive Officers and each of the five remaining most highly compensated executive officers for the fiscal year ended December 31, 1995.


               SUMMARY COMPENSATION TABLE


                                                       Long-Term
                                                       Compensation
             Annual Compensation                       Awards
            __________________________                 ____________
                                              Securities    All Other
Name and Principal                            Underlying    Compen-
Position            Year    Salary    Bonus   Options(#)    sation(1)
_________________   ____    ______    _____   __________    _________

Robert E.Lund(2)    1995    $13,962            10,000           -
                    1994      -         -      15,000           -
                    1993      -         -      15,000           -

Bonnie S. Biumi,    1995    149,994  $25,000     -            $2,300
Chief Financial     1994    66,344      -      100,000          -
Officer, Executive
Vice President (3)

Lawrence T. Ellman  1995    149,994  25,000      -              -
Executive Vice      1994    105,000  10,000    45,000           -
President, Sales (3)

Bruce W. Renard,    1995    171,635  25,000    50,000          355
Executive Vice      1994    150,000    -       20,000          2,000
President, Legal&   1993    164,000  25,000    15,000          2,000
Regulatory Affairs/
Carrier Relations,
General Counsel

Jeffrey Hanft,      1995    500,000     -        -             2,300
Chairman of the     1994    417,000     -       300,000        2,000
Board (4)           1993    361,000     -       68,000         2,000

Robert D.Rubin (5)  1995    327,115     -         -            81,050(6)
                    1994    263,000     -       240,000        2,000
                    1993    233,000     -       54,000         2,000

Richard F.Militello
 (7)                1995    250,000     -         -            650
                    1994    208,000     -       180,000        1,000
                    1993    176,000     -       42,000         1,000

________________
(1) The amounts disclosed in this column include the Company's contributions on behalf of the named executive officer to the Company's 401(k) retirement plan in amounts equal to 25% of the executive officer's yearly participation in the plan.




(2) Mr. Lund served as Chief Executive Officer of the Company from November 1995 until May 1996 and as President from February
    1996 until May 1996.

(3) Joined the Company in 1994.

(4) Mr. Hanft has served as Chairman of the Board since 1983 and as Chief Executive Officer from 1983 until November 1995.

(5) Mr. Rubin served as President from June 1994 until December
    1995.

(6) Includes $78,750 of severance payments.  See "Certain
    Relationships and Related Transactions" for description of additional amounts paid to Mr. Rubin.

(7) Mr. Militello served as Chief Operating Officer of the Company from August 1993 until February 1996 and as Executive Vice
    President -- Operations from February 1996 until April 1996.


    The following table sets forth certain information with respect to stock options granted during the year ended December 31, 1995 to the executive officers named in the Summary Compensation
Table:


           OPTION GRANTS IN LAST FISCAL YEAR

                    INDIVIDUAL GRANTS

                                                        Potential Realizable
                     % of Total                         Value of Assumed
         Number of   Options       Exercise             Annual Rates of Stock
         Securities  Granted to    or Base              Price Appreciation
         Underlying  Employees in  Price ($  Expiration for Option Term(1)
         Options     Fiscal Year   /share)   Date         5%           10%
         _________   ___________   ________  __________  ___________________


Bruce W.
 Renard   50,000(2)    58.82         2.44    01/01/2005   33,708    74,482

Robert
E. Lund   10,000(3)    11.76         4.31    08/25/2000   11,908    26,313

_____________________
(1) These amounts represent assumed rates of appreciation which may not necessarily be achieved. The actual gains, if any, are dependent on the market value of the Company's Common Stock at a future date as well as the option holder's continued employment throughout the vesting period. Appreciation reported is net of exercise price.

(2) Options were granted for a term of 10 years, subject to earlier termination in certain events related to termination of employment. Options become exercisable in three equal annual installments.

(3) Granted prior to Mr. Lund's employment as CEO. Options were granted for a term of 5 years in accordance with the 1993 Non-Employee Director Stock Option Plan. Options become exercisable at the time of grant.



     The following table sets forth certain information as to each exercise of stock options during the year ended December 31, 1995 by the executive officers named in the Summary Compensation Table and the fiscal year end value of unexercised options:

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
           AND FISCAL YEAR-END OPTION VALUES


                                   Number of        Value of
                                   Unexercised      Unexercised
                                   Options at       Options at
                                   Fiscal Year      Fiscal Year
                                   End              End
                                   _____________    ______________
         Shares Acquired  Value    Exercisable/     Exercisable/
Name     on Exercise(s)   Realized Unexercisable    Unexercisable
______   _______________  ________ _____________    ______________

Robert
E. Lund       -              -      40,000/-           -/-

Bonnie
S. Biumi      -              -      66,667/33,333      -/-

Lawrence
T. Ellman     -              -      30,000/15,000      -/-

Bruce W.
Renard        -              -      144,167/23,333     -/-

Jeffrey
Hanft         -              -      392,500/-          -/-

Robert
D. Rubin(1)   -              -      247,333/-          -/-

Richard F.
Militello(1)  -              -      237,000/-          -/-

_________________
(1) Includes options to purchase shares of Common Stock of the Company issued under the terms of the Company's stock option plans which were canceled in accordance with the terms of the plans for the following executives: Robert D. Rubin (114,000) and Richard Militello (237,000).

                  EMPLOYMENT AGREEMENTS

     The Company is a party to an employment agreement with E.
Craig Sanders, the President and Chief Executive Officer of the Company. The employment agreement is for a term commencing May 2, 1996 and ending on December 31, 1998. The agreement provides for a base salary at the annual rate of $300,000, subject to increase upon the review of the Board. The agreement provides for bonus compensation based upon the attainment of performance targets. The agreement provides for the grant of stock options for 600,000 shares of the Company's Common Stock at exercise prices ranging from $2.50 to $7.25 per share, vesting at various dates during the contract term. If the Company terminates Mr. Sanders' employment without cause (except in the circumstances described in the following sentence), the Company will pay Mr. Sanders an amount equal to 200% of his base salary in effect on the date of the termination, as well as provide those fringe benefits enjoyed by him at the date of his termination for a period of two years or, to the extent Mr. Sanders is not eligible to participate in any Company fringe benefit plans, the after tax value of such benefits. If, after a change in control of the Company, Mr. Sanders' employment is terminated by the Company without cause or terminated by Mr. Sanders for good reason, the Company will pay him an amount equal to 200% of the sum of his base salary plus the maximum bonus compensation which he would have been entitled to receive had the Company achieved the performance targets to which bonus compensation is tied for the year of such termination and will continue to provide him with those fringe benefits enjoyed at the date of his termination for a period of two years or, to the extent Mr. Sanders is not eligible to participate in any Company fringe benefit plans, the after tax value of such benefits.

     The Company entered into an agreement with Robert E. Lund regarding his former employment as Chief Executive Officer. The agreement provided that Mr. Lund would receive a salary of $27,500 per month, in addition to other benefits and reimbursements, and was terminable by Mr. Lund or the Company upon 30 days notice. The agreement was terminated in May 1996.

     The Company is a party to an employment agreement with Bonnie
S. Biumi, the Chief Financial Officer and an Executive Vice President of the Company. The employment agreement is for a term commencing July 11, 1994 and ending December 31, 1998. The agreement provides for automatic one year extensions thereafter unless either party gives notice that it is not to be extended. The agreement provides for a base salary at the annual rate of $150,000, increasing 10% each year with the approval of the Board of Directors. The base salary may also be increased annually by merit increases or at any time at the discretion of the Board of Directors. Under certain circumstances (e.g., if the Company's income is not at certain levels), no increase may be granted. Ms. Biumi may, at the sole discretion of the Company, be granted a bonus. If the Company terminates Ms. Biumi's employment agreement without cause or Ms. Biumi terminates the agreement for certain defined reasons, the Company will pay Ms. Biumi (a) her base salary through the termination date and (b) as severance pay a lump sum amount equal to 200% of Ms. Biumi's annual base salary at the highest rate in effect during the 12 months immediately preceding termination. Upon termination in connection with a change in control of the Company, Ms. Biumi shall receive (a) her base salary through the termination date, (b) all other benefits provided in the employment agreement in connection with a change in control and (c) severance pay equal to 200% of her annual base salary at the highest rate in effect during the 12 months immediately preceding such termination. Upon termination of her employment for disability, Ms. Biumi is entitled to 100% of her base salary then in effect for one year and 50% of her base salary for two additional years.

     The Company is a party to an employment agreement with Lawrence T. Ellman, Executive Vice President -- Sales. The employment agreement is for a three year term commencing June 22, 1994 and ending June 22, 1997. The agreement provides for a base salary at the annual rate of $150,000, increasing 10% each year with the approval of the Board of Directors, and a minimum annual bonus of $25,000. The Company has no obligation to pay Mr. Ellman benefits upon a termination for cause, disability or death. Upon termination in connection with a change of control of the Company, Mr. Ellman shall receive (a) his base salary through the termination date and (b) severance pay equal to 100% of his annual base salary at the highest rate in effect during the 12 months immediately preceding such termination.

     The Company is a party to an employment agreement with Bruce
W. Renard, the Company's General Counsel and Executive Vice President -- Legal and Regulatory Affairs/Carrier Relations. The employment agreement is for a three year term commencing on January 1, 1995 and ending on December 31, 1997. The agreement provides for payment of a base salary initially fixed at the annual rate of $172,500 with an annual increase of 10%, provided the Company has met certain income targets. If the Company terminates Mr. Renard's employment without cause or Mr. Renard terminates the agreement for certain defined reasons, the

Company will pay Mr. Renard (a) his base salary through the date of termination and (b) as severance pay a lump sum amount equal to 100% of Mr. Renard's salary in effect during the 12 months immediately preceding termination. Mr. Renard's employment agreement also provides that upon termination in connection with a change in control, Mr. Renard shall receive (a) his base salary through the termination date,
(b) all other benefits provided in the employment agreement in connection with a change in control and (c) as severance pay a lump sum amount equal to 100% of his highest annual base salary in effect during the 12 months immediately preceding the termination. Mr. Renard's agreement is otherwise similar to that of Ms. Biumi.

     The employment agreements above restrict the employee from competing with the Company for one year in the areas in which the Company then operates following termination of the agreement. Under Ms. Biumi's and Mr. Renard's agreements, the Company may terminate an employment agreement without further payment if the employee materially breaches his or her obligations and duties under the agreement or is convicted of a felony under certain circumstances or upon the death of the employee. Under Mr. Ellman's agreement, the Company may terminate the agreement without further payment if the employee commits a felony involving serious moral turpitude, refuses to perform his duties, or engages in misconduct injurious to the Company.

     The Company is a party to an employment agreement with Jeffrey Hanft, the Chairman of the Board and former President and Chief Executive Officer of the Company, commencing January 1, 1994 and ending on December 31, 1998. The agreement provides for automatic one year extensions thereafter unless either party gives notice that it is not to be extended. The employment agreement provides for payment of a base salary fixed at the annual rate of $500,000 from January 1, 1995 to December 31, 1995. Commencing January 1, 1996 and every January 1st thereafter during the term of the agreement, the base salary will increase by an amount equal to 10% of the previous year's base salary. The base salary may also be increased annually by merit increases or at any time at the discretion of the Board of Directors. Under certain circumstances (e.g., if the Company's income is not at certain levels), no increase may be granted. Mr. Hanft may also receive an incentive bonus for each of the Company's fiscal years during the term of his agreement. The incentive bonus shall be equal to 3% of the Company's pre-tax consolidated net income but shall not exceed 60% of Mr. Hanft's base salary for such fiscal year. Mr. Hanft is also entitled under the agreement to other employee benefits. Further, if the Company terminates Mr. Hanft's employment agreement without cause or Mr. Hanft terminates the agreement for certain defined reasons, the Company will pay Mr. Hanft (a) his base salary through the termination date and (b) as severance pay a lump sum amount equal to 200% of the sum of (i) the annual base salary at the highest rate in effect during the 12 months immediately preceding termination and
(ii) the average of the three annual bonus payments paid with respect to the preceding three years under the agreement. Upon termination due to a change in control within one year after the change in control, Mr. Hanft shall receive (a) his base salary through the termination date, (b) all other benefits provided in the agreement in connection with a change in control and (c) severance pay equal to 299.99% of the average taxable compensation of Mr. Hanft for the five taxable years prior to such termination. Upon termination of his employment for disability, Mr. Hanft is entitled to 100% of his base salary then in effect for one year and 50% of his base salary for two additional years.

     Pursuant to an agreement dated as of December 26, 1995 (the
"Rubin Agreement"), the Company and Robert D. Rubin agreed to Mr.
Rubin's resignation, the termination of Mr. Rubin's employment agreement (the "Rubin Employment Agreement"), except for certain provisions regarding changes of control, non-competition and confidentiality, and to mutual releases by Mr. Rubin and the Company. If a change of control of the Company occurs within six months of the execution of the Rubin Agreement, Mr. Rubin will receive all the benefits provided in the Rubin Employment Agreement in connection with a change of control and severance pay equal to 299.99% of his average taxable compensation for 1994 and 1995;
provided, however, that all amounts paid under the Rubin Agreement will be credited against the amounts payable under the Rubin
Employment Agreement.  Mr. Rubin is prohibited, until December 31,
1996, from competing with the Company, soliciting the Company's clients or soliciting the employees of the Company. He is also subject to the confidentiality provisions of the Rubin Employment Agreement until December 31, 1998. The Company has also entered into a consulting agreement with Mr. Rubin pursuant to which Mr. Rubin has agreed to provide certain consulting services to the Company during the nine-month period ending September 30, 1996. Mr. Rubin's compensation under the consulting agreement is $10,000 per month during the nine-month period. For additional terms of the Rubin Agreement, see "Certain Relationships and Related Transactions."

     In 1995, the Company was subject to an employment agreement with Richard F. Militello, the Company's former Chief Operating Officer. The Company, pursuant to the terms of the agreement, terminated Mr. Militello's employment without cause effective April 3, 1996, triggering a severance payment obligation under the employment agreement in the amount of $500,000. The after tax portion of this amount was offset against certain outstanding loans owed by Mr. Militello to the Company. See "Certain Relationships and Related Transactions." If a change of control of the Company occurs before October 3, 1996, the termination of Mr. Militello will be deemed to be due to a change in control and Mr. Militello will be entitled to receive (a) the benefits provided in his employment agreement in connection with a change of control and (b) severance pay equal to 299.99% of his average taxable compensation for the 5 taxable years prior to his termination (subject to an offset for the prior severance payment of $500,000). Under the agreement, Mr. Militello is prohibited, for one year following his termination, from competing with the Company, from soliciting the Company's clients or soliciting the employees of the Company. He is also subject to the confidentiality provision of the agreement for two years following his termination.

           REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors of the Company (the "Committee") is composed of three non-employee directors. The Committee is responsible for reviewing and approving the compensation paid to executive officers of the Company, including salaries, bonuses and stock options. Following review and approval by the Committee, actions pertaining to executive compensation are reported to the full Board of Directors.

     As a general matter, executive compensation is set at levels which are sufficiently competitive with companies of similar size and complexity to permit the Company to attract and retain the best possible individuals. The compensation plans are structured to provide incentives for executive officer performance that promote continuing improvement in the Company's financial results and long-term shareholder value. The plans are also designed to align the interests of the Company's executives and its shareholders by providing for payment of a significant portion of incentive compensation in the form of options to purchase the Company's Common Stock. Moreover, each executive officer's compensation is based upon both individual performance and Company performance.
Consideration is given to the Company's income, cash flow, growth, return on capital employed and other factors. The contributions of each executive officer to such items are evaluated in determining adjustments to salaries and whether incentive awards will be made.
Certain executive officers have entered into employment contracts with the Company which take these factors into consideration. The
Committee also uses subjective criteria it deems relevant in its reasonable business discretion.

     As may be seen on the Summary Compensation Table included on page 9, the compensation of executive officers consists of three principal parts, each of which is reviewed by the Committee. Annual salaries shown in the Table represent the fixed portion of compensation for the year. Changes in salary depend upon Company as well as individual performance. The Bonus shown in the table paid to executive officers also depends on the performance of the individual and the financial performance of the Company. The final component of compensation arises from the Company's grant of stock options to executive officers. The Company has a history of encouraging employee ownership of the Company's stock. The Committee sets the number of options to be granted based upon the recipient's performance. All options are granted at fair market value, and, therefore, any value which ultimately accrues to the executive officer is based entirely on the Company's performance, as perceived by investors who establish the price for the Company's stock.

     Jeffrey Hanft, who served as the Chairman of the Board during 1995 and Chief Executive Officer through November 1995, was compensated during 1995 pursuant to his employment agreement which was entered into in 1994. Mr. Hanft received a base salary of $500,000 and no bonus or stock options in 1995.

     Robert E. Lund joined the management of the Company as Chief Executive Officer in November 1995 pending the Company's search for a permanent Chief Executive Officer. Mr. Lund's compensation as an employee of the Company was set at $27,500 per month, which salary he received from December 1995 until May 1996. This salary was set after arms-length negotiations between the Company and Mr. Lund and was competitive for the telecommunications industry. Mr. Lund received no bonus in 1995. In August 1995, prior to becoming an employee of the Company, Mr. Lund received an option to purchase 10,000 shares of the Company's Common Stock under the Company's Non-Employee Director Stock Option Plan.

     E. Craig Sanders became President and Chief Executive Officer of the Company in May 1996. Mr. Sanders' base salary as an employee of the Company is set at $300,000 annually and includes other terms as set forth in the "Employment Agreements" section of this Proxy Statement. These terms were established after arms-length negotiations between the Company and Mr. Sanders and are believed by the Company to be appropriate for an executive of Mr. Sanders' experience in the increasingly competitive and rapidly evolving telecommunications industry.

     Rules of the Securities and Exchange Commission require the inclusion in this Proxy Statement of a graph of the cumulative total return to shareholders during the previous 5 years in comparison with a broad market index (the NASDAQ Total Return Index - US Companies in the case of the Company) and a peer group index (the NASDAQ Total Return Industry Index - Telecommunications in the case of the Company). The Company's record in this area is a factor of management's performance considered by the Compensation Committee.

The Compensation Committee

Respectfully Submitted,

Charles J. Delaney
Jody Frank
Justin S. Maccarone


Compensation Committee Interlocks and Insider Participation

     Robert E. Lund served as a member of the Compensation
Committee of the Board of Directors during 1995 and, from November 29, 1995 through May 1, 1996, served as the Chief Executive Officer of the Company.

     Compensation Committee member Jody Frank has participated in transactions with the Company and has borrowed money from the Company since January 1, 1995, which transactions and borrowings are described in paragraphs number 1 and 2 of the section titled
"Certain Relationships and Related Transactions."


    [REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK]

                    PERFORMANCE GRAPH

     The following graph shows a comparison of the five year cumulative return (assuming reinvestment of any dividends), among the Company, the NASDAQ Total Return Index (US Companies) ("Nasdaq-US"), and a peer group selected by the Company, the NASDAQ Total
Return Industry Index -Telecommunications ("Nasdaq-Telecom"). This graph and table assume an investment of $100 in the Common Stock and each index on December 31, 1990.

     Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.


                      1990   1991   1992  1993  1994  1995
                      ____   ____   ____  ____  ____  ____

Nasdaq-US             100    161    187   214   210   297

Nasdaq-Telecom        100    138    169   261   216   260

Company               100    244    281   366   114   58

      CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since January 1, 1995, the Company has engaged in the following transactions with directors and/or executive officers of the Company, shareholders listed in the security ownership table on pages 5 and 6, or with businesses with which they are associated:

     1. In February 1995, after obtaining a fairness opinion indicating the proposed sale of the assets for the agreed upon consideration was fair to the Company from a financial point of view and after the transaction was approved by the disinterested members of the Company's Board of Directors, the Company sold substantially all of the assets of its prepaid calling card business to Global Link Teleco Corporation ("Global Link") for approximately $6.3 million. Upon the sale, the Company maintained the right to designate one member of Global Link's Board of Directors. The Company received $1.0 million in cash, a $5.3 million promissory note due February 1998, bearing interest at 8.5%, payable quarterly, and shares of common stock of Global Link. As a result of the February 1995 transaction, the Company's interest in the outstanding common stock of Global Link was 19.99%. At the time of such transaction, Jeffrey Hanft and Jody Frank were directors of Global Link and Jody Frank was a shareholder of Global Link.

     On March 1, 1996, Global Link consummated a merger transaction (the "Merger") with Global Telecommunications Solutions, Inc. ("GTS"). In connection with the Merger, the Company exchanged its outstanding notes and other receivables including accrued interest and its 19.9% equity ownership in Global Link for shares of GTS common stock, $0.6 million in cash and $1.5 million of notes receivable with various due dates through September 1997. Jody Frank is a shareholder of GTS.

     2. Information concerning indebtedness of the Company's directors, nominees for director and/or executive officers is as follows: (a) largest aggregate indebtedness outstanding since January 1, 1995: Jody Frank ($308,668); Jeffrey Hanft ($2,386,394);
Richard Militello ($907,022) and Robert D. Rubin ($733,166); (b) currently outstanding indebtedness: Jody Frank ($248,501); Jeffrey Hanft ($2,320,293); Richard Militello ($614,686); and Robert D. Rubin ($0). Interest charged on outstanding indebtedness is described below.

     The Company loaned certain funds (the "Company Loans") to Jeffrey Hanft, Jody Frank, Robert D. Rubin and Richard F. Militello (the "Borrowers") for the reasons described below. Each of the Company Loans was made following approval by the members of the Board of Directors who were not parties to the transactions as a means to provide the Borrowers with a vehicle to refinance certain commercial bank indebtedness they had incurred to exercise Company stock options and pay related income taxes. The Borrowers exercised the stock options in December 1993 to purchase the Company's Common Stock for purposes of increasing the Company's shareholders' equity without accessing the external capital markets. The Borrowers personally borrowed the funds to exercise the options from a commercial bank and pledged the Company's Common Stock issued upon exercise as collateral for the bank loans ("Bank Loans"). This equity increase in turn was a significant factor in permitting the Company to increase its credit facility from $60.0 million to $125.0 million in February 1994.

     Commencing in May 1994, as the market price of the stock declined, the bank on several occasions required the Borrowers to pay down the Bank Loans or provide additional collateral. The Borrowers approached the disinterested members of the Company's Board of Directors to seek the Company's assistance in refinancing a portion of their Bank Loans. The Company then advanced the Company Loans. Included in the Company Loans are borrowings by Mr. Hanft, Mr. Frank and Mr. Militello in connection with the payment of personal income taxes related to the phantom gain incurred upon the December 1993 exercise of the stock options mentioned above. In an unrelated transaction, in lieu of receiving payment of their earned 1993 bonus, Mr. Hanft, Mr. Rubin and Mr. Militello agreed to accept loans from the Company (the "Bonus Loans").

     In addition to the Company Loans and the Bonus Loans, the Company made advances to Mr. Hanft in the aggregate principal amount of $384,877, of which approximately $134,877 is accruing interest at the publicly declared prime rate and the balance is accruing interest at the annual rate of 12%. The remaining principal amount of Mr. Hanft's indebtedness to the Company is accruing interest at the annual rate of 12% (other than Bonus Loans in the aggregate principal amount of $160,000, which accrue interest at a rate equal to the average annual borrowing rate of the Company's senior debt for the fiscal year ending on or immediately preceding the date interest on the outstanding principal balance is payable). The Company is currently in discussions with Mr. Hanft regarding the repayment of his indebtedness.

     In February 1996, the Company agreed to restructure all of its loans to Jody Frank, which loans were due and payable at that time in the amount of $248,501. In connection with the restructuring, the Company received from Mr. Frank a stock pledge agreement encumbering 35,000 shares of Common Stock of the Company held by Mr. Frank. As restructured, $124,250.50 of Mr. Frank's loans are evidenced by a non-recourse promissory note (which note limits enforcement of the note to the 35,000 pledged shares of Common Stock) bearing interest at the rate of 6.43% annually, and payable in full on February 1, 2001. The remaining $124,250.50 is evidenced by a promissory note bearing interest at the rate of 6.19% annually and payable in five annual installments beginning on February 1, 2002.

     In connection with Robert Rubin's resignation from the Company, and in consideration of a release by Mr. Rubin of alleged claims against the Company, the Company agreed to pay Mr. Rubin $1,040,000, of which $448,474 was used to repay Mr. Rubin's Company Loans. In addition, Mr. Rubin's Bonus Loans (outstanding in the amount of $162,920, including interest) were canceled. The Company also agreed to waive the obligation of Mr. Rubin to repay contributions by the Company to purchase a split dollar life insurance contract owned by Mr. Rubin. Such Company contributions to Mr. Rubin's life insurance contract totaled $186,000.

     In connection with the termination of Richard Militello, former Chief Operating Officer, the Company set off indebtedness owed to the Company by Mr. Militello from the after tax portion of Mr. Militello's severance payment. See "Employment Agreements." The remaining indebtedness of Mr. Militello to the Company consists of:
(i) $396,316 principal amount accruing interest at the rate of 12% annually; (ii) $70,370 principal amount accruing interest at the rate of 5.88% annually; and (iii) $148,000 of Company contributions to a split dollar life insurance contract owned by Mr. Militello.

     3. On July 19, 1995, UBS Partners purchased 150,000 shares of the Preferred Stock for gross proceeds of $15.0 million. See "Outstanding Stock and Voting Rights." Charles J. Delaney, a director of the Company, is the President of UBS Capital, an affiliate of UBS Partners. Jeffrey J. Keenan, a former director of the Company, was also a director and vice president of UBS Partners. In connection with the Preferred Stock Investment, the Company reimbursed UBS Partners for its out of pocket expenses of $356,000.

     4. On November 24, 1994, the Company entered into a Settlement Agreement with Richard Whitman, then a director of the Company, to resolve claims arising under an indemnity provision in connection with the November 1, 1991 merger of Ram Telephone and Communications ("Ram") into the Company. Pursuant to the Settlement Agreement, Mr. Whitman executed a promissory note in favor of the Company, agreeing to pay $273,000, plus simple interest of eight percent (8%) per annum, due and payable in full on December 31, 1997. Mr. Whitman also executed a security agreement, providing a pledge of up to 150,000 shares of the Company's Common Stock to collateralize payment of the promissory note. Mr. Whitman was a shareholder of Ram.

     5. In March 1995, the Company amended its credit facility agreement with Creditanstalt-Bankverein and certain other lenders by reducing the credit facility from $125 million to $100 million. The Company decreased from $9.00 to $5.25 the exercise price of 200,000 warrants to acquire Common Stock or Series B Preferred Stock of the Company, which warrants are held by Creditanstalt American
Corporation (a subsidiary of Creditanstalt-Bankverein) in return for the cancellation of a demand registration right held by Creditanstalt American Corporation. In July 1995, the Company repaid the approximately $95.5 million of indebtedness under the credit facility, amended the credit facility to reduce the line of credit to $40 million, and paid Creditanstalt-Bankverein a loan origination fee of $200,000. In November 1995, Creditanstalt-Bankverein waived certain defaults arising under the credit facility and the Company agreed to pay a waiver fee of $50,000. In addition, the parties agreed to restrict the Company's borrowing based on the achievement of minimum cash flow targets. In April 1996, Creditanstalt-Bankverein and the Company amended the credit facility to accomplish, among other things, the following: (i) Creditanstalt-Bankverein waived additional defaults arising under the credit facility; (ii) the Company agreed to pay a waiver fee of $200,000;
(iii) and the line of credit under the credit facility was decreased from $40 million to $10 million. At the same time, the Company decreased to $5.25 the exercise price of the warrants held by Creditanstalt American Corporation to acquire Common Stock or Series
B Preferred Stock of the Company that had not already been repriced.
The warrants repriced in April 1996 consisted of warrants to acquire 150,000, 300,000 and 50,000 shares at exercise prices of $8.00 per share, $9.33 per share and $9.00 per share, respectively. Between January 1, 1995 and April 15, 1996, the Company paid approximately $6.3 million in interest and fees to Creditanstalt-Bankverein as agent and as a lender in connection with the Company's credit facilities (including waiver fees).

     In May 1995, in order to facilitate a $2.5 million loan to PTC Cellular, Inc., a wholly-owned subsidiary of the Company, the Company entered into an exchange agreement under which it granted to Creditanstalt Corporate Finance, Inc. (an affiliate of Creditanstalt American Corporation) the right to exchange indebtedness under the loan for shares of Common Stock of the Company, with an exchange ratio based on the then current market price of the Common Stock. The exchange agreement could only be exercised while the borrower had indebtedness outstanding. All of the borrower's indebtedness was repaid in November 1995.

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Concurrently with the exchange agreement, PTC Cellular, Inc. issued warrants to acquire 263,916 shares of Class A or Class B Common Stock of PTC Cellular, Inc. to Creditanstalt Corporate Finance, Inc, at an exercise price of $.01 per share. The warrants expire on May 3, 2005. PTC Cellular, Inc. sold substantially all of its assets in November 1995.

           CERTAIN INFORMATION AS TO INSURANCE

     No shareholder action is required with respect to the following information which is included to fulfill the requirements of Sections 725 and 726 of the Business Corporation Law of the State of New York. Effective December 31, 1995, the Company renewed insurance providing for reimbursement, with certain exclusions and deductions, to (i) the Company for payments it makes to indemnify directors and officers of the Company and its subsidiaries, and (ii) directors and officers for losses, costs and expenses incurred by them in connection with their acts in those capacities for which they are not indemnified by the Company. This insurance is provided to the Company by Reliance Insurance Company and Genesis Insurance Company. The cost of this insurance is $443,000 for a one year term.

     In 1994, a class action complaint was filed in federal court by Albert Hirschensohn, et al., naming the Company and certain officers. The complaint, as amended, alleged violations of federal securities laws through the issuance of "false and misleading" statements in connection with the proposed merger (subsequently terminated) with IDB Communications Group, Inc. and the Company's 1994 results. In July 1995, the parties agreed to settle this action in its entirety through the establishment of a settlement fund. The Company's portion of the settlement fund was $925,000 and the Company's insurer's portion was $2,775,000. In January 1996, the settlement was approved by the Court and the case was dismissed.

         RELATIONSHIP WITH THE COMPANY'S AUDITORS

     The Company is not required to obtain shareholder approval or ratification of its selection of its auditors under the laws of the State of New York, and the Audit Committee and the Board of Directors reserve the right to make any change in auditors at any time, and without shareholder approval, which the Board of Directors and Audit Committee deem advisable or necessary. Representatives of Ernst & Young LLP, the Company's current auditors, are expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.

     On December 15, 1995, the Board of Directors of the Company approved the recommendation of the Audit Committee not to retain Price Waterhouse LLP, of Miami, Florida, as the independent accountant chosen to audit the Company's financial statements and approved the appointment of Ernst & Young LLP, Miami, Florida, as the Company's independent accountant, which appointment of Ernst & Young LLP became effective immediately.

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     Price Waterhouse LLP's report on the financial statements of the Company for each of the last two fiscal years did not contain an adverse opinion or a disclaimer of opinion, and was not qualified as to audit scope or accounting principles. Their report on the Company's December 31, 1994 financial statements dated March 28, 1995, except as to the second paragraph of Note 17 and as to Note 18, which are as of May 31, 1995, did contain an explanatory paragraph with respect to certain matters which raised substantial doubt about the Company's ability to continue as a going concern and an explanatory paragraph with respect to certain pending litigation.

     During the Company's two most recent fiscal years and during the subsequent interim period preceding the date of Price Waterhouse LLP's replacement, there has been no disagreement with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Price Waterhouse LLP, would have caused Price Waterhouse LLP to make a reference to the subject matter of the disagreement in connection with its report.

     On June 27, 1995, Price Waterhouse LLP reported to the Audit Committee that the Company did not achieve proper cut-off of its quarterly financial information for the first half of 1994 and that such failure, in their opinion, constituted a material weakness. This matter was discussed by the Audit Committee with Price Waterhouse LLP and the Company has addressed this matter by implementing improved cut-off controls and establishing a policy of having its independent accountants review quarterly information prior to its release. The Company has authorized Price Waterhouse LLP to respond fully to the inquiries of Ernst & Young LLP regarding such matter.

                      OTHER MATTERS

     Management is not aware of any other business that may come before the Annual Meeting. However, if additional matters properly come before the Annual Meeting, proxies will be voted at the discretion of the proxy-holders.

                 SOLICITATION PROCEDURES

     The cost of soliciting proxies will be borne by the Company.
In addition, the Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for charges and expenses in forwarding proxies and proxy material to the beneficial owners. Solicitations may also be made by employees of the Company, without additional compensation, by use of the mails, telephone, telegraph or otherwise. The Company may elect to retain a proxy solicitation firm to assist in the solicitation of proxies and estimates that such services would cost approximately $3,000 (plus reasonable out-of-pocket expenses).

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                  SHAREHOLDER PROPOSALS

     Under the regulations applicable to the solicitation of proxies, shareholder proposals intended to be presented at the 1997 Annual Meeting of Shareholders of the Company must be received by the Company not later than December 31, 1996, at its principal executive offices, 2300 N.W. 89th Place, Miami, Florida 33172,
Attention: E. Craig Sanders, President, for inclusion in the Proxy Statement relating to the 1997 Annual Meeting of Shareholders.


                         By Order of the Board of Directors

                         /s/ Francis J. Harkins

                         Francis J. Harkins, Secretary

Miami, Florida
June 11, 1996

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                 PEOPLES TELEPHONE COMPANY, INC.
                  ANNUAL MEETING OF SHAREHOLDERS

       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints E. Craig Sanders, Bonnie S. Biumi, Bruce W. Renard, or any one of them, with full power of substitution, the proxies of the undersigned, to vote all shares of Common Stock or Series C Cumulative Convertible Preferred Stock of Peoples Telephone Company, Inc. Which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on July 15, 1996, at 10:00 a.m., at the Radisson Mart Plaza Hotel at 711 N.W. 72nd Avenue, Miami, Florida 33126, and at any adjournments thereof, as to the matters specified on the reverse side, all as more fully described in the accompanying proxy statement. The board of directors currently knows of no other matters to be presented at the Annual Meeting.
THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED
AS DIRECTED BY THE SHAREHOLDER.  IF NO DIRECTION IS GIVEN, SUCH
SHARES WILL BE VOTED "FOR" THE NOMINEES LISTED IN PROPOSAL 1.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES IN
PROPOSAL 1.

             (Continued on reverse side)

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The Board of Directors Recommends a Vote "For" the Nominees named below:

1. Election of Directors:     Nominees: Jody Frank, Robert E. Lund
                                        and E. Craig Sanders

FOR [   ]      WITHHELD [  ]

                    To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:

                    ______________________________________________________

2. In their discretion, to transact and vote upon all other business as may properly come before the meeting and all adjournments of the meeting.

                    Please mark, date and sign as your name appears hereon and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signatory is a corporation, a duly authorized officer should sign for the corporation. If shares are held jointly, each shareholder named should sign.

                    Date: _____________________________________, 1996



                    ______________________________________________________
                    Signature


                    ______________________________________________________
                    Signature (if held jointly)

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